Exhibit 10.2

Bonus Arrangement for Executive Vice-President, Treasurer, and Chief Financial Officer

Fastenal Company’s Executive Vice-President, Treasurer, and Chief Financial Officer is paid a bonus under an individual bonus arrangement. Under this arrangement, the bonus for any quarter is calculated based on the amount by which the Company’s consolidated net income for such quarter exceeds a percentage of such quarter’s consolidated net sales.